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EXHIBIT 11              Statement re: Computation of Per Share Earnings

NET INCOME (LOSS) PER SHARE

                                                                   THREE MONTHS ENDED           SIX MONTHS ENDED
                                                               -------------------------    ------------------------
                                                                March 29,      March 30,       March 29,      March
                                                                   1998           1997          1998           1997

Income (loss) from continuing operations ...................   $(1,074,000)   $1,278,000    $ (920,000)   $2,848,000
                                                               -----------    ----------    ----------    ----------

Loss from discontinued operations ..........................           -        (211,000)          -        (510,000)
                                                               -----------    ----------    ----------    ----------
Net income (loss) ..........................................   $(1,074,000)   $1,067,000    $ (920,000)   $2,338,000
                                                               ===========    ==========    ==========    ==========

Weighted average common shares
 outstanding-basic .........................................     7,050,000     7,090,000     7,070,000     6,852,000
Adjustments thereto (1) (2) ................................           -         357,000           -         822,000
                                                               -----------    ----------    ----------    ----------
Weighted average common shares and equivalents - diluted ...     7,050,000     7,447,000     7,070,000     7,674,000
                                                               ===========    ==========    ==========    ==========

BASIC EPS:
Income (loss) from continuing operations per share .........   $     (0.15)   $     0.18    $    (0.13)   $     0.42
                                                               ===========    ==========    ==========    ==========
Net income (loss) per share ................................   $     (0.15)   $     0.15    $    (0.13)   $     0.34
                                                               ===========    ==========    ==========    ==========

DILUTED EPS:
Income (loss) from continuing operations per share .........   $     (0.15)   $     0.17    $    (0.13)   $     0.37
                                                               ===========    ==========    ==========    ==========
Net income (loss) per share ................................   $     (0.15)   $     0.14    $    (0.13)   $     0.30
                                                               ===========    ==========    ==========    ==========

(1) Adjusts the weighted average number of shares outstanding for (i) dilutive stock options and warrants using the treasury stock method and (ii) the conversion of preferred stock using the if-converted method.

(2) The effects of common stock equivalents in fiscal 1998 have not been presented as they are antidilutive.

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